Exhibit 99.2

FOR IMMEDIATE RELEASE	Media Contact:	AirTran Airways
June 11, 2008		Tad Hutcheson
Judy Graham-Weaver
Cynthia Tinsley-Douglas
Quinnie Jenkins
678.254.7442

AIRTRAN HOLDINGS, INC., NAMES GEOFFREY T. CROWLEY

TO BOARD OF DIRECTORS

ORLANDO, Fla. (June 11, 2008) – AirTran Holdings, Inc., (NYSE: AAI), the parent company of AirTran Airways, Inc., announced today that Geoffrey T. Crowley has been elected to the company’s Board of Directors. His term commences immediately.

“Geoff’s extensive background in the aviation industry will serve our Board and shareholders well as we address the challenges of the current high fuel costs environment,” said Bob Fornaro, chairman, president and CEO for AirTran Airways. “We welcome him to AirTran and have confidence that he will be an asset in helping us uphold our commitment to provide outstanding service and shareholder value.”

Crowley is president of Northshore Leasing of Appleton, Wisc., and was a founder of Air Wisconsin Airlines Corporation (AWAC). Prior to his current position, Crowley served as chairman, president and CEO of AWAC, leading the company during its growth from 12 aircraft and revenues of $100 million to more than 80 aircraft and over $700 million in revenue at its peak. In addition, Crowley served as vice president of marketing alliances at Northwest Airlines.

Crowley has a B.S. in Engineering from Purdue University in West Lafayette, Ind., with a focus on Transportation. He received his M.B.A. from Xavier University in Cincinnati, Ohio. Crowley was appointed by President Clinton and confirmed by the Senate to serve on the FAA’s first Management Advisory Council. He was also appointed by the Governor of Wisconsin to serve on a committee to examine the state’s transportation infrastructure.

AirTran Airways, a subsidiary of AirTran Holdings, Inc., a Fortune 1000 company, ranked number one in the 2008 Airline Quality Rating study. The airline offers more than 700 affordable, daily flights to 58 U.S. destinations, employs 8,900 friendly Crew Members and operates America’s youngest all-Boeing fleet. AirTran Airways also provides XM Satellite Radio and Business Class seating on every flight. For more information and free online booking, visit airtran.com.

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